CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Execution Version

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT ("Agreement") is made and entered into this 5th day of February, 2019 (the "Effective Date"), by and between COMPASS RICHMAR, LLC, a Delaware limited liability company ("Compass"), and SOUTH DAKOTA PARTNERS, INC., a South Dakota corporation ("Supplier"). Compass and Supplier are individually referred to herein as a "Party" and collectively as the "Parties".

WITNESSETH:

WHEREAS, Supplier has entered into an Asset Purchase Agreement with Compass, dated as of February 5, 2019 (the "APA"), pursuant to which Compass has agreed to sell to Supplier substantially all of the assets used in the operation of its manufacturing facility located at 4120 South Creek Road in Chattanooga, Tennessee but not including the facility itself; and

WHEREAS, from and after the closing of the transactions contemplated by the APA, Compass desires to purchase from Supplier, and Supplier desires to sell to Compass, the products described herein, in accordance with the provisions of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Entire Agreement. This Agreement contains all of the terms and conditions relating to the purchase of those products described in Exhibit A hereto (collectively, "Products") by Compass from Supplier and constitutes a legally binding agreement between Compass and Supplier. This Agreement supersedes all prior proposals (oral and written), negotiations, commitments, and other communications between the Parties relating to the supply of Products by Supplier to Compass. The recitals, all exhibits and any other attachments to this Agreement are hereby incorporated into, and are an integral part, of this Agreement. In the event of any conflict between the provisions of this Agreement, on the one hand, and the exhibits or other attachments to this Agreement, on the other hand, the provisions of this Agreement shall control over the exhibits or other attachments to this Agreement unless the conflicting provision in the exhibit or other attachment expressly states that it controls over a specified provision in this Agreement. All terms and conditions of Compass’ quality and compliance standards attached hereto as Exhibit C (the “Quality Standards”) are incorporated herein by reference. Any capitalized term not otherwise defined herein shall have the meaning given to it in the APA. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the Parties. [***]

2. Term. The initial term of this Agreement shall commence on the Effective Date and continue thereafter for a period of five (5) years, unless terminated earlier in accordance with the provisions of this Agreement (the "Initial Term"). The term of this Agreement shall thereafter automatically renew for successive one (1) year renewal terms (each a "Renewal Term" and, together with the Initial Term, the "Term") unless either Party provides the other Party with written notice of its desire to terminate this Agreement at least one hundred twenty (120) days prior to the expiration of the Initial Term or the then current Renewal Term. If the Initial Term or any Renewal Term is renewed for any Renewal Term(s) pursuant to this Section 2, the terms and conditions of this Agreement during each such Renewal Term will be the same as the terms in effect immediately prior to such renewal, and any proposed pricing changes for a Renewal Term will be effective upon a mutual agreement in writing between Compass and Supplier.

3. Termination.

3.1 Either Party shall have the right to terminate this Agreement prior to the expiration of the Term in the event of a breach of a material provision of this Agreement by the other Party by giving not less than 30 days' prior written notice to the breaching Party, which notice shall contain a complete description of the breach; provided, however, that this Agreement shall not terminate if the breaching Party cures the breach prior to the end of said 30 day notice period. Either Party may terminate this Agreement immediately if the other Party (i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, (iii) makes or seeks to make a general assignment for the benefit of its creditors, or (iv) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business. Either Party shall have the right to terminate this Agreement following the Initial Term without cause by providing 180 days’ prior written notice to the other Party.

3.2 Upon the expiration or earlier termination of this Agreement for any reason, Compass shall purchase from Supplier (i) any and all work-in-process and any raw-materials inventory unique to Compass and relating to this Agreement and any outstanding Orders at Supplier's actual cost and (ii) all finished Products unique to Compass at the prices set forth in Exhibit A attached hereto; provided, however, that Compass shall not have any obligation to purchase any such raw-materials inventory or finished Products exceeding quantities forecasted by Compass for a 120-day period, unless otherwise mutually agreed by the Parties or such raw-materials inventory or finished Products are obsolete or have been discontinued without notice to either Party as of the effective date of the termination of this Agreement.

4. Specifications. The Products shall be manufactured by Supplier in accordance with the Quality Standards, any mutually agreed upon specifications, bills of material and designs and any specifications, bills of material and designs described in Exhibit A hereto. All agreed upon specifications, bills of material and designs for the Products shall be memorialized by the Parties in writing so that each Party has certainty as to the same. Supplier shall not make any modifications to such specifications, bills of material and designs without Compass' prior written consent.

5. Orders. Supplier hereby agrees to manufacture for and sell the Products exclusively to Compass during the Term of this Agreement in accordance with the provisions of this Agreement. Compass hereby acknowledges and agrees that Supplier is in the business of manufacturing products of a similar nature as the Products for other customers, and Supplier's acceptance of this business and the production of such similar products shall not be restricted by this Agreement; provided, however, that Supplier shall not manufacture or sell a product that is the same or substantially similar in function and/or design as the following Compass products: Autosound Applicator, Autosound Gel Pads, Anti-Microbial Electrodes, Deep Oscillation Therapeutic Device, Portable or Tethered Therapeutic Laser, any plastic or composite Heating Tank (any model), Hammerhead Style Ultrasound Wand, or HydraHeat Style Packs. For the avoidance of doubt, other than Products manufactured for and sold to Compass, Supplier shall not manufacture or sell any Heating Tank (any model) products other than Heating Tanks sold by DJO as of the date of this Agreement (not to include any new products designed to compete against Richmar Hydrotherm products).

a. From time to time, Compass shall submit to Supplier purchase orders for the Products specifying the identity, quantity, location for delivery and requested Product Lead Time for the Products being ordered (each an "Order" and collectively referred to herein as "Orders"). From time to time, Compass shall also provide Supplier with a good faith estimate of Compass’ projected sales volumes, provided, however, Compass shall not be obligated to purchase any quantity of Products other than as stated in an accepted Order. Supplier shall, within two (2) business days of receipt of an Order, provide written notification to Compass whether it is able to fill all or part of such Order by the Product Lead Time specified therein. Any Order which is submitted by Compass to Supplier shall be subject to and deemed to incorporate the terms and conditions of this Agreement. Neither Party shall be bound by any terms or conditions that differ from or add to the provisions of this Agreement, including, without limitation, any terms and conditions in any Order, unless mutually agreed upon by the Parties. Supplier shall accept all Orders submitted by Compass unless such Order fails to comply with the provisions of this Agreement. Compass shall be under no obligation to purchase any Products from Supplier except those sold by Supplier in accordance with this Agreement, including an Order.

6. Lead Time. Supplier shall ship Products to Compass by the date set forth in each accepted Order to the destination specified by Compass in such Order ("Product Lead Time").

7. Price. Compass shall pay Supplier the prices for the Products as described in Exhibit A. Compass and Supplier hereby acknowledge and agree that the prices set out in Exhibit A are based upon the market prices for materials and labor as of the Effective Date and the Order volume assumptions referenced in Exhibit A (collectively, the "Pricing Assumptions"). Compass and Supplier agree to engage in joint quarterly reviews of the prices set out in Exhibit A, including but not limited to, actual and forecasted sales volumes, production efficiencies, Product redesigns and Supplier's costs for materials and labor. As part of such joint quarterly reviews, Compass and Supplier agree to discuss in good faith the equitable adjustment to pricing, including: (i) equitable increases in order to preserve the margins obtainable by Supplier had the Pricing Assumptions held constant and equitable increases for manufacturing automation; (ii) equitable decreases in order to pass along to Compass cost savings attributable to reductions in the cost of materials or labor or production efficiencies directly resulting from Order volumes which exceed the levels included in the Pricing Assumptions or from design changes for the Products; and (iii) sharing of upside in absorption and materials. Any such adjusted prices shall be mutually agreed by Compass and Supplier and shall apply to Orders submitted by Compass after the effective date of such adjustment.

a. Except as set forth in Section 9, all prices set out in Exhibit A include, and Supplier shall be solely responsible for, all costs and expenses relating to packing, crating and/or boxing the Products in a manner suitable for shipment. Except as set forth in this Section 7 or Exhibit A, all prices set out in Exhibit A are firm and are not subject to increase for any reason, including changes in market conditions, increases in raw material, component, labor or overhead costs or because of labor disruptions or fluctuations in production volumes.

8. Warranty Services. Supplier shall provide warranty services related to the Products for Compass' customers as requested by Compass ("Warranty Services"). In consideration for the Warranty Services, Compass shall pay Supplier as provided on Exhibit A.

9. Taxes. The prices stated in this Agreement do not include sales, use, VAT or similar taxes directly applicable to the Products sold by Supplier to Compass. Notwithstanding the foregoing, Compass shall only be responsible for such taxes when Supplier is required by law to collect such taxes from Compass. Such taxes shall be separately stated on Supplier's invoice. Supplier shall not add such taxes to Compass' invoice if Compass has furnished a valid tax exemption certificate to Supplier.

10. Payment. During the first year of the Term, Compass shall pay Supplier for the Products within 45 days after the Products are delivered to Compass' warehouse or designated location on Compass' Order and after the Warranty Services are performed, if applicable, except for any amounts disputed by Compass in good faith or amounts set-off by Compass pursuant to Section 26 of this Agreement. Following the first year of the Term, payment terms shall be extended to 60 days provided Compass has at that point paid all amounts due to Supplier in a timely manner, except for any amounts disputed by Compass in good faith. In the event Compass fails to pay any undisputed invoice in a timely manner after the first year of the Term, Supplier has the right to demand that payment terms revert back to 45 days by providing Compass with reasonably prior written notice. Supplier shall send Compass a detailed invoice for each shipment of the Products at the time of shipment and for the Warranty Services provided, which shall include a summary of shipping and delivery details. Compass shall make payment to Supplier by check or electronic funds transfer. All payments will be in United States Dollars. The Parties shall seek to resolve all payment disputes expeditiously and in good faith and Supplier shall continue performing its obligations under the Order notwithstanding any such dispute. All past due payments (except for any amounts disputed by Compass in good faith) under this Agreement shall accrue interest at a rate of 1.5% per month beginning

30 days following the due date and continuing until such amounts are paid in full.

11. Delivery. Unless otherwise specified in an applicable Order, all Products shall be shipped by Supplier to Compass Free Carrier – Incoterms 2012 from Supplier's facility.

11.1 Title, possession and risk of loss with respect to Products shall pass to Buyer when Products are picked up by a common carrier at Seller's facility.

11.2 Supplier shall immediately notify Compass in writing if Supplier determines that Supplier will not be able to supply any Products ordered by Compass by the Product Lead Time, or if Supplier becomes aware of circumstances which may affect its ability to supply Products in the future. Such notice shall provide Compass with details regarding the reasons for and extent of Supplier’s anticipated inability to supply Products, and a proposal for how Supplier intends to resolve such inability. Supplier shall use commercially reasonable efforts to resolve the issues or circumstances that are negatively impacting its production of the Products as expediently as possible, including but not limited to assisting Compass to establish an alternative source for the production of such Products if necessary.

12. Expediting. If Compass requests expedited processing or shipping of an Order, Supplier shall provide Compass with an estimate of any increase in pricing or shipping charges associated with such expediting. In the event Compass accepts such additional charges, Compass shall provide Supplier with written (may be via email) notice to proceed with the expediting of an Order or portion of any Order.

13. Packing. The Products shall be suitably packed to protect the Products from damage and to comply with carrier regulations and applicable Law.

14. Inspection. Compass may inspect Products at Supplier's premises during the manufacturing process, and Supplier agrees to cooperate with Compass during such inspection. Any inspection shall be performed in such manner as not to unreasonably delay or interfere with the work. All shipments shall be subject to final inspection and/or testing by Compass at the final delivery location. After receipt of Products, Compass shall have fifteen (15) days in which to inspect and accept or reject any Products not conforming to the instructions, specifications, drawings, or data furnished under the Order, this Agreement, or conforming to the warranties, express or implied. Rejected Products shall be returned to Supplier. For all rejected Products, Supplier shall replace the Products at Supplier's risk and expense, including transportation costs both ways. Acceptance by Compass of part of the defective Products shall not bind Compass to accept the remainder thereof. Payment by Compass for Products will not be deemed acceptance of the Products or waiver of Compass’ right to inspection.

15. Warranties. Supplier warrants that all Products shall (i) conform to the terms, conditions, specifications, descriptions, drawings, and data specified in an Order and this Agreement, (ii) conform to all Product samples provided by Supplier to Compass, (iii) comply with all applicable Laws, and (iv) be of good workmanship and be free of defects, latent or otherwise, in materials, design and workmanship for a period of not less than one (1) year following the date of first purchase by an end user of the Product. Supplier further warrants that Compass shall have free and clear title to the Products furnished on an Order and the right to sell such Products at the time of delivery to Compass. All Products shall be new and unused at the time of delivery to Compass. Supplier shall also without any additional charges assign or otherwise transfer to Compass all third party warranties on Products and components incorporated into the Products, and if, despite the best efforts of Supplier, such third party warranties cannot be assigned or transferred, Supplier shall take all reasonable action to assure that the rights of Supplier thereunder shall be preserved for the benefit of Compass and facilitate receipt of the consideration to be received thereunder and promptly deliver, transfer assign the same to Compass. All warranties herein mentioned shall survive any intermediate or final inspections, delivery, acceptance or payment by Compass, and all such warranties shall run to Compass, its successors, assigns, customers, and users of the Products. If Compass notifies Supplier of a Product defect within the applicable product warranty period in this Section 15 above, then Supplier shall promptly replace the defective Products or repair the defective Products, as applicable in the circumstances. Supplier shall be responsible for all shipping related charges (both to and from Supplier's facility) for defective Products which are replaced by Supplier under warranty. Within thirty (30) days after verification of the defect or non-conformance, Supplier shall issue instructions for the repair or replacement of the defective or non-conforming product, with any replacement product added to the next ordered shipment to Compass.

16. Order Modification. Compass may at any time, by written notice to Supplier, make changes in the specifications and quantities in an Order. Supplier shall notify Compass in writing within 10 days if any such change increases or decreases Supplier's cost of performing the Order or the time required for Supplier's performance, in which case an equitable adjustment shall be agreed upon in writing by the Parties to reflect such changes. Any stenographic or clerical errors of Compass in any Order are subject to correction by Compass.

17. Order Termination. Compass may at any time terminate for its convenience Supplier's performance of an Order, in whole or in part, by written notice to Supplier, whereupon Supplier shall terminate its performance on such date of notice. If Supplier has commenced performance of the Order, Compass shall accept delivery and pay for all Products already completed by Supplier. Supplier shall use commercially reasonable efforts to mitigate its losses as the result of any Order termination by Compass.

18. Product Complaints and Recalls.

18.1 If Supplier receives a complaint related to the Products, Supplier will refer such complaint and all related information in writing to Compass within five (5) business days. Upon receiving notice of a complaint, Supplier will provide the following information to Compass: Products affected including name, lot number (if available), description of the complaint, source of the complaint, and date of discovery.

18.2 In the event that Compass or any Authority determines that any Products are subject to be recalled or withdrawn from distribution, Compass will promptly inform Supplier in writing. Compass will notify any regulatory agencies of any recall, and will be responsible for coordinating all necessary activities regarding the action taken. Supplier and Compass agree to cooperate fully regarding any proposed recall, Product withdrawal, or field correction, and the Parties agree to keep each other advised, and to exchange copies of such documentation as may be required, to assure regulatory compliance. Compass will have the right to implement any such recall campaign and return defective Products to Supplier or destroy such Products, as determined by Compass in its reasonable discretion. If a recall campaign is implemented, at

Compass’ option, Supplier shall promptly replace any defective Products and provide such replacement Products to Compass. Supplier will be liable for all of Compass’ costs associated with any recall campaign if such recall campaign is based upon a reasonable determination that the Products fail to conform to the warranties set forth in this Agreement; provided, however, that Supplier shall not be responsible for any costs associated with any recall campaign to the extent the recall is the result of any defect in Compass' specifications, designs, instructions or manuals for the Products.

19. Indemnification.

19.1 Supplier shall defend, indemnify and hold harmless Compass and the officers, directors, members, managers, agents, Affiliates and representatives of Compass or any of them from and against any and all losses, costs, damages, and expenses (including court costs and attorneys' fees) arising from any claims against Compass for (i) product liability, injury or death to any individual, or damage to property, alleged to have been caused in whole or in part by a manufacturing defect in any Product, or by any act or omission, negligence or otherwise, of Supplier or any subcontractor of Supplier or of any of their respective employees, workmen, representatives or agents, (ii) voluntary or involuntary recall of the Products resulting from any defective Products manufactured by Supplier (but not to include any recall to the extent resulting from any defect in Compass' designs, specifications, instructions or manuals), (iii) violations or alleged violations of applicable Laws, and (iv) Supplier's breach or non-fulfillment of its warranties and obligations under this Agreement. In no event shall Supplier be required to defend, indemnify and hold harmless Compass for any injury, death, damages or loss caused directly by the negligence or willful misconduct of Compass.

19.2 Compass shall defend, indemnify and hold harmless Supplier and the officers, directors, members, managers, agents, Affiliates and representatives of Supplier or any of them from and against any and all losses, costs, damages, and expenses (including court costs and attorneys' fees) arising from any claims against Supplier for (i) product liability, injury or death to any individual, or damage to property, alleged to have been caused in whole or in part by a design defect in any Product (but only to the extent Compass designed the Product), or by any act or omission, negligence or otherwise, of Compass or of any of its employees, workmen, representatives or agents, (ii) any third party claim that a Compass trademark, trade name or logo which appears on a Product or the packaging of a Product infringes a third party's trademark or other intellectual property rights (other than as a result of any modifications or changes made to the Products by or on behalf of Supplier, if the infringement would have been avoided without such modification or change), (iii) any third party claim that a Product, or component thereof, infringes a third party's patent, copyright, or other intellectual property rights (other than as a result of any modifications or changes made to the Products by or on behalf of Supplier, if the infringement would have been avoided without such modification or change), and (iv) Compass' breach or non-fulfillment of its warranties and obligations under this Agreement. In no event shall Compass be required to defend, indemnify and hold harmless Supplier for any injury, death, damages or loss caused directly by the negligence or willful misconduct of Supplier. The aggregate amount of all Buyer's Recoverable Losses payable by Compass to the Buyer Indemnitees with respect to this Agreement and with respect to all Claims for indemnification pursuant to Section 7.2 of the APA (other than liabilities arising from Compass’ indemnification obligations pursuant to subsections (i), (ii) and (iii) of this Section 19.2 of this Agreement and other than from the breach of or inaccuracy in any of Sections 2.1, 2.2 and 2.3 of the APA) shall not exceed $1,000,000; provided, however, the total aggregate amount of the liability of Compass for Buyer's Recoverable Losses under this Agreement, the APA or the transactions contemplated hereby shall not exceed $2,000,000.

19.3 The indemnification obligations set forth in this Section 19 will survive the expiration or termination of this Agreement.

20. Compliance with Laws. In the performance of work under this Agreement, Supplier shall comply with all applicable international, federal, state, and local Laws, rules and regulations.

21. Cumulative Remedies. Any right or remedy of either Party provided herein is in addition to the Parties' other rights and remedies provided herein, by law or in equity, and all of the Parties' rights and remedies hereunder are cumulative and non-exclusive.

22. Assignment. Neither Party may assign any of its rights or interest in this Agreement or any Order or subcontract its performance of this Agreement or any Order, without the other Party's prior written consent; provided, however, that either Party may assign this Agreement to a party that has a financial condition at least equivalent to that of the assigning Party and is acquiring substantially all of its assets by providing the other Party with at least thirty (30) days' prior written notice of the closing of such transaction. No assignment under this Agreement shall be effective until the assignee, in writing delivered to the non- assigning Party, has agreed to accept the assignment and to be bound by all the terms and conditions in this Agreement. Any prohibited assignment shall be void. Subject to the foregoing, this Agreement and all Orders shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

23. Applicable Law; Arbitration. This Agreement shall be governed by the laws of the State of Delaware, excluding any choice-of-law rules that would require the application of the laws of any other jurisdiction. In the event of any legal dispute between the Parties regarding any aspect of, or arising out of or related to this Agreement, including disputes over the arbitrability of a claim, that dispute shall be submitted for resolution by binding arbitration pursuant to the applicable rules of the American Arbitration Association for commercial arbitration, and each Party to this Agreement consents to the entry of a judgment based on the arbitration award by any court of competent jurisdiction. The arbitration shall be conducted at a location which is mutually agreed upon in writing by the Parties, or, if the Parties are unable to agree upon such location, then in Sioux Falls, South Dakota before a single arbitrator (the "Arbitrator") experienced in commercial transactions, selected in accordance with the then current Commercial Arbitration Rules and conducted in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. Nothing in this Agreement shall prevent a party from seeking injunctive or other equitable relief to secure or perfect its rights in and to its confidential information. However, an exception to the foregoing arbitration requirement shall apply for temporary injunctive relief whereby either Party may seek preliminary or temporary injunctive relief (including a restraining order and interim or preliminary reformation of this Agreement if necessary for enforceability) to prevent irreparable harm pending resolution of the dispute through arbitration. This Agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and evidences a transaction involving commerce. This Agreement may be introduced in any such proceeding, or in any proceeding to compel compliance with this provision. The Arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law. Compass, on the one hand, and Supplier, on the other hand, shall equally bear any arbitration fees and administrative costs associated with the arbitration. The successful or prevailing Party, as determined by the Arbitrator, shall be entitled to recover all reasonable attorneys' fees, expert witness fees and other costs incurred in such action, in addition to any other relief to which it may be entitled. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HEREBY WAIVE THEIR RIGHT TO JURY TRIAL WITH RESPECT TO ALL CLAIMS AND ISSUES ARISING OUT OF OR RELATING TO THIS AGREEMENT WHETHER BASED ON CONTRACT, TORT OR OTHERWISE.

24. Confidentiality. For purposes of this Agreement, the term "Confidential Information" means any oral, written, graphic or machine readable information of a proprietary or confidential nature including, but not limited to, that which relates to research, product plans, products, developments, inventions, processes, designs, drawings, engineering, business plans, manufacturing methods, data, services, financial statements and other financial data, customer lists, customer identifying data, costs, marketing or finances of the disclosing Party or its respective customers or Affiliates or the transactions contemplated by this Agreement or the APA. Compass and Supplier each agree not to use any Confidential Information disclosed to it by the other Party (or by one of such Party’s Affiliates or representatives) for its own use or for any purpose, other than to carry out the purposes of this Agreement. Neither Party shall disclose or permit disclosure of any Confidential Information of the other Party to third parties or to employees of the Party receiving Confidential Information, other than directors, officers, employees, consultants and agents who are required to have the information in order to carry out the purposes of this Agreement. Each Party has had or shall have its directors, officers, employees, consultants and agents who have access to Confidential Information of the other Party sign a nondisclosure agreement in content substantially similar to this Section. Each Party agrees that it shall take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the other Party in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized under this Section to have any such information. Such measures shall include, but not be limited to, the highest degree of care that the receiving Party utilizes to protect its own Confidential Information of a similar nature, which shall be no less than reasonable care. Each Party agrees to notify the other in writing of any actual or suspected misuse, misappropriation or unauthorized disclosure of Confidential Information of the disclosing Party which may come to the receiving Party's attention. Notwithstanding the above, neither Party shall have liability to the other with regard to any Confidential Information of the other which the receiving Party can prove: (i) was in the public domain at the time it was disclosed or has entered the public domain through no fault of the receiving Party; (ii) was known to the receiving Party, without restriction, at the time of disclosure, as demonstrated by documentation in existence at the time of disclosure; (iii) is disclosed with the prior written approval of the disclosing Party; (iv) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided, however, that the receiving Party shall provide prompt notice of such court order or requirement to the disclosing Party to enable the disclosing Party to seek a protective order or otherwise prevent or restrict such disclosure; or (v) is independently developed by the receiving Party, as evidenced by its business records. Upon termination or expiration of this Agreement, or upon written request, a receiving Party shall (a) return the disclosing Party's Confidential Information, or (b) if requested in writing by the disclosing Party, destroy the disclosing Party's Confidential Information and certify in writing such destruction; a receiving Party agrees that it shall thereafter retain no photocopies or other reproductions or transcriptions of any portion of the Confidential Information of the disclosing Party. The Parties shall be entitled to equitable relief, including injunction, in the event of any breach of the provisions of this Section, in addition to all other remedies available to the Parties at law or in equity. All Confidential Information provided hereunder will be and remain the property of the disclosing Party. The confidentiality obligations hereunder shall survive the Term indefinitely.

25. Limitation on Certain Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL (EXCEPT ONLY TO THE EXTENT REASONABLY FORESEEABLE IN LIGHT OF THE CIRCUMSTANCES) OR SPECIAL DAMAGES, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE (EXCEPT ONLY TO THE EXTENT SUCH DAMAGES ARE PAYABLE TO A THIRD PARTY).

26. Compass' Consigned Inventory. Supplier acknowledges that under the APA it has not purchased certain inventory of raw materials and components which is owned by Compass (the "Consigned Inventory"). Supplier will take possession of this Consigned Inventory at the time that manufacturing of the Products is completely transitioned to Supplier's facility in Clear Lake, South Dakota and Supplier will be responsible for paying all applicable freight costs for transferring the Consigned Inventory and Purchased Assets to its facility; provided, however, that Compass will assist Supplier with securing lower rates for such freight costs. Supplier hereby agrees with Compass that it will hold the Consigned Inventory for the sole benefit of Compass and that the Consigned Inventory shall remain the property of Compass and shall be segregated from Supplier's property and be individually marked and identified as Compass' property. The Consigned Inventory shall be exclusively used by Supplier for incorporation into the Products to be supplied to Compass and shall promptly be returned to Compass at Compass' written request, or upon termination or expiration of this Agreement. Supplier agrees to (i) maintain the Consigned Inventory in good condition and assume all risks and liability for loss or damage thereto excepting normal wear; (ii) permit inspection of the Consigned Inventory by Compass during normal business hours; and (iii) at Compass' request, furnish detailed inventory statements of the Consigned Inventory. To the extent any of the Consigned Inventory is incorporated by Supplier into the Products, SDP shall credit Compass for the price of such Consigned Inventory on each applicable invoice for such Products. Except for incorporation into the Products to be supplied to Compass, Supplier shall not sell, transfer, pledge, hypothecate, restrict or otherwise encumber consigned items, nor permit the attachment of any liens, restrictions or encumbrances upon consigned items. Supplier agrees to use the Consigned Inventory in its manufacture of the Products to the fullest extent before using other inventory it may have purchased from suppliers. Compass hereby agrees that Supplier shall not be responsible for any defects in the Consigned Inventory or its lack of suitability or fitness for its intended purpose.

27. Cooperation Regarding Other Production. During the Term, Compass may offer Supplier the right to bid for manufacture of other Compass products and may consider the transition of such products to the Supplier's facility, subject to Supplier's continued adequate performance of its obligations under this Agreement and on such terms and conditions as are acceptable to Compass.

28. Product Branding. The Products and the packaging for the Products shall be branded with the trademark(s) and logo(s) set forth on Exhibit B (collectively, "Compass Trademarks") as well as any other brand(s) or logo(s) designated by Compass. Supplier acknowledges that the Compass Trademarks are owned by Compass. Compass hereby grants to Supplier a non-exclusive, non-transferable license during the Term of this Agreement to apply and/or affix the Compass Trademarks to the Product packaging and/or the Products themselves. In no event shall Supplier make use of the Compass Trademarks or other proprietary marks of Compass for any purpose other than as specified herein, and no Compass Trademarks or other proprietary marks of Compass may be used for any reason by Supplier after the termination or expiration of this Agreement. Supplier shall not do anything to infringe upon, harm, or contest the validity of the Compass Trademarks or other proprietary marks of Compass. Supplier agrees that it shall not use the Compass Trademarks or any other proprietary marks of Compass as part of the name under which Supplier conducts business or in any website domain name. Supplier shall not adopt, use, apply for registration, register or own the Compass Trademarks or other proprietary marks of Compass, or any colorable imitation thereof. Supplier acknowledges that it will not adopt, apply for or use any of the Compass Trademarks or other proprietary marks of Compass, in whole or in part, or any confusingly similar word or symbol, as part of Supplier's company name or business. It is expressly understood and Supplier acknowledges Compass' exclusive ownership in the Compass Trademarks and other proprietary marks of Compass. Supplier acknowledges that it will not acquire any right, title or interest in the words "Richmar" or "Compass" (either alone or in association with other words, names or symbols) or any other Compass Trademark or other proprietary mark of Compass or its Affiliates by virtue of this Agreement. Compass reserves all rights in the Compass Trademarks and other proprietary marks of Compass. Should Supplier learn or suspect infringements or similar abuses of the Compass Trademarks by third parties, it shall immediately notify Compass in writing with all available information. Supplier shall not, without Compass’ written consent which may be granted or withheld in Compass’ sole discretion, bring or cause to be brought any lawsuit or administrative action for infringement, interference with or violation of any trademark rights.

29. Notices. All notices, requests, claims, demands and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person by an internationally recognized courier service or by electronic mail to the respective Parties at the following addresses (or at such other addresses for a Party as shall be specified in a notice given in accordance with this Section 29):

If to Supplier:      South Dakota Partners, Inc. 205 Highway 22 East

Clear Lake, South Dakota 57226
Attention: Luke Faulstick

[***]

with a copy to:

Fortson, Bentley and Griffin, P.A.

2500 Daniell's Bridge Road

Building 200, Suite 3-A

Athens, GA 30606

Attention: V. Kevin Lang

[***]

If to Compass:     Compass Health Brands Corp.
Attention: Stuart Straus
6753 Engle Rd.

Middleburg Heights, OH 44130

[***]

with a copy to:

Koley Jessen P.C., L.L.O.

One Pacific Place, Suite 800

1125 South 103 Street

Omaha, NE 68124-1079

Attention: Joshua K. Norton

[***]

30. No Publicity. Neither Compass nor Supplier shall make any public announcement regarding this Agreement or the business relationship contemplated herein without the other Party's prior written consent. Notwithstanding the foregoing, Compass hereby agrees that Supplier may disclose to third parties that it is a supplier to Compass.

31. Non-Waiver. No waiver of any provision of this Agreement or any Order or any right or obligations of either Party shall be effective, except pursuant to a writing signed by the Party waiving compliance, and any such waiver shall be effective only for the specific instance and purpose stated in such writing.

32. Representations and Warranties. Each Party hereby represents and warrants to the other that (i) it has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, (ii) the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate or limited liability company, as applicable, action on the part of such Party, (iii) this Agreement has been duly executed and delivered by such Party and (assuming the due authorization, execution, and delivery hereof by the other Party) is a valid and binding obligation of such Party and enforceable against it in accordance with its provisions, and (iv) its entry into this Agreement does not violate or constitute a breach of any agreement to which it is a Party or otherwise bound.

33. Independent Contractor. The Parties acknowledge that Supplier is an independent contractor with respect to Compass. Nothing contained herein shall be construed as creating any agency, partnership, joint venture or employment relationship between Supplier and Compass. Compass will not supervise Supplier. Supplier shall pay all taxes due and payable on the payments received from Compass in accordance with applicable Law. Compass shall not withhold or pay any federal, state or local income tax, or any other payroll tax of any kind, on behalf of Supplier. Supplier is not eligible for, nor entitled to, and shall not participate in, any of Compass’ fringe benefit plans.

34. Insurance. Each of the Parties, at its own expense, shall maintain and carry in full force and effect insurance policies (or a program of self-insurance), during the Term of this Agreement and thereafter, with sufficient liability coverage necessary for the conduct and operation of their respective business. Upon Compass’ reasonable request, Supplier shall provide Compass with a certificate(s) of insurance evidencing the insurance coverage specified in this Section 34. Supplier shall provide Compass at least 15 days’ advance written notice in the event of a cancellation, non-renewal or material change in such insurance policies.

35. Data Security. Supplier covenants that it will maintain information security policies and procedures that include administrative, technical and physical safeguards designed to reasonably (i) ensure the confidentiality, security, integrity and availability of Compass’ information provided hereunder, (ii) protect against anticipated threats or hazards to the confidentiality, security, integrity and availability of such information, (iii) protect against unauthorized access or use of such information, and (iv) ensure the proper disposal of such information.

36. Certain Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed to them in this Section:

“Affiliate” of any specified Person means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Authority” means any United States federal, state, local or foreign court or governmental authority, department, commission, board, regulatory agency or authority.

“Law” means any federal, state, or local law or any constitution, statute, treaty, code, ordinance, or principle of common law.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a joint venture, an Authority, a trust or any other entity or organization.

37. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Signature pages may be detached from their respective counterpart and attached to a single counterpart of this Agreement to physically form one document. A scanned or facsimile copy bearing one or more signature(s) shall be deemed the functional equivalent of the original of the instrument bearing such signature(s) which was transmitted by e-mail or facsimile communication.

(Signatures on following page)

IN WITNESS WHEREOF, a duly authorized representative of each Party has executed this Agreement below.

Compass:	*Supplier:*
COMPASS RICHMAR, LLC	**SOUTH DAKOTA PARTNERS, INC.**
By: ____________________	By: ____________________
Name: Stuart Straus	Name: ____________________
Title: Chief Executive Officer	Title: ____________________
Date: February 5, 2019	Date: ____________________

Supply Agreement
Signature Page

IN WITNESS WHEREOF, a duly authorized representative of each Party has executed this Agreement below.

Compass:	*Supplier:*
COMPASS RICHMAR, LLC	**SOUTH DAKOTA PARTNERS, INC.**
By:________________	By:________________
Name: Stuart Straus	Name: Luke Faulstick
Title: Chief Executive Officer	Title: President
Date:________________	Date:________________

Supply Agreement
Signature Page

February 5, 2019

Attachments:

Exhibit A  Products; Prices; Product Specifications; Product Warranty Periods

Exhibit B  Compass Trademarks

Exhibit C  Quality Standards

Exhibit D  Promissory Note

Exhibit A

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit B

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit C

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit D

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]